Exhibit 99

#05S — February 10, 2010	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2009 Fourth Quarter and Full-Year Financial Results
Consumer Packaging Segment Achieves Record Quarterly, Full-Year Operating Profits
Company Makes Voluntary Pension Contribution; Cash Flow from Operations Remains Strong
Gross Profit Margin Expands to Highest Level Since 2006
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported fourth quarter 2009 earnings of $.46 per diluted share, compared with $.36 per diluted share reported in the fourth quarter of 2008. Full-year earnings for 2009 were $1.50 per diluted share, compared with $1.63 per diluted share in 2008.
Fourth Quarter Results
Base net income attributable to Sonoco (base earnings) for the fourth quarter of 2009 was $.58 per diluted share, compared with $.49 per diluted share reported in the same period in 2008. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, and other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. Excluded from base earnings per share in the 2009 quarter were after-tax restructuring charges of $.07 and a $.05 charge related to a retrospective tax-law change in Mexico. After-tax restructuring charges of $.13 per diluted share were excluded from base earnings per share in the 2008 quarter. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release. Base earnings have not been adjusted for a significant increase in pension costs and, as such, include a year-over-year increase in after-tax pension expense of $.07 per diluted share for the quarter.
“We performed well in the fourth quarter as Companywide volumes grew year over year and we benefited from strong productivity. Base earnings per diluted share exceeded the top end of our previously announced guidance of $.49 to $.52 due to a slightly improved operating environment and a lower than anticipated effective tax rate,” said Harris E. DeLoach Jr., chairman, president and chief executive officer. “Operating profits from our Consumer Packaging segment were a record high, continuing a string of eight consecutive quarters of year-over-year improvement. Results in our Tubes and Cores/Paper segment were lower as contractual sales price resets last year occurred immediately prior to a significant drop in the cost of old corrugated containers (OCC), our primary raw material, creating a favorable price/cost relationship in 2008 that was not repeated in 2009. On the positive side, the Tubes/Cores and Paper segment benefited from productivity improvements and improved volume.”
Net sales for the fourth quarter were $1.0 billion, compared with $935 million in the same quarter of last year. “Sales increased 7 percent during the quarter due to improved volumes in our Tube and Cores/Paper, Consumer Packaging and Packaging Services segments along with the favorable impact of foreign currency rates, partially offset by lower selling prices in the Tubes and Cores/Paper segment,” DeLoach said.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 2
Net income attributable to Sonoco for the fourth quarter of 2009 was $47.1 million, up 31 percent, compared with $36.0 million for the same period in 2008. Base earnings were $58.9 million, up 20 percent, compared with $49.1 million in last year’s quarter. Higher pension expense in 2009 reduced base earnings by $7.4 million after tax when compared with the same period in 2008. 2009 base earnings exclude after-tax restructuring charges of $6.4 million and a $5.3 million charge related to a retrospective tax-law change in Mexico. 2008 base earnings exclude after-tax restructuring charges of $13.1 million. The gross profit margin improved to 19.3 percent of sales, from 16.9 percent in the same period in 2008, primarily as a result of volume improvements, productivity initiatives and reduced fixed costs from restructuring actions.
Cash generated from operations in the fourth quarter was $33.1 million, compared with $69.2 million the same period in 2008. During the current quarter, the Company made a voluntary contribution of $100 million to its U.S. pension plan which, after tax, reduced cash from operations for the full year by approximately $63 million. Absent the pension contribution, operating cash flow would have improved year over year due to higher earnings and changes in other assets and liabilities. Capital expenditures and cash dividends were $21.3 million and $27.0 million, respectively, during the fourth quarter, compared with $31.6 million and $26.9 million, respectively, the same period in 2008.
2009 Results
For the year ending December 31, 2009, net sales were $3.6 billion, a decline of 13 percent (of which 4 percent can be attributed to the impact of foreign currency translation), compared with $4.1 billion in 2008. Net income attributable to Sonoco was $151.5 million ($1.50 per diluted share) in 2009, compared with $164.6 million ($1.63 per diluted share) in 2008. Earnings in 2009 were negatively impacted by after-tax restructuring charges of $23.0 million ($.23 per diluted share) and the $5.3 million charge ($.05 per diluted share) related to the tax-law change in Mexico. 2008 earnings were negatively impacted by a $31.0 million ($.31 per diluted share) after-tax, noncash impairment charge related to the Company’s remaining financial interest in the 2003 sale of its high density film business and $30.8 million ($.30 per diluted share) in after-tax asset impairment and restructuring charges.
Full-year base earnings were $179.8 million ($1.78 per diluted share), compared with $226.4 million ($2.24 per diluted share) in 2008. Lower Companywide volumes and increased pension costs of $33.0 million ($.33 per diluted share) more than offset productivity improvements and a favorable price/cost relationship during the year. Gross profit as a percent of sales was 18.5 percent, compared with 17.6 percent in 2008. Despite the $100 million voluntary pension contribution, cash generated from operations was $391.0 million, exceeding the $379.4 million generated in 2008. Capital expenditures and cash dividends paid were $104.2 million and $107.9 million, respectively, in 2009, compared with $123.1 million and $106.6 million, respectively, in 2008. Cash used to reduce debt during 2009 totaled $116.2 million. At December 31, 2009, total debt was $581 million, compared with $690 million at the end of 2008. The Company’s debt-to-total capital ratio declined to 29.6 percent as of December 31, 2009, compared with 37.0 percent at December 31, 2008.
As of the end of 2009, cash and cash equivalents totaled $185 million, compared with $102 million at December 31, 2008. At year end, no borrowings were outstanding under the Company’s $500 million commercial paper program. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011.
“2009 was one of the most difficult, and yet, one of the more rewarding years for Sonoco,” said DeLoach. “The global recession significantly impacted volumes Companywide and particularly in our businesses which serve industrial markets. In response, we moved quickly to reduce structural costs and size our manufacturing footprint to the new market realities. In addition, we realigned our businesses and streamlined our
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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 3 management organization. By proactively ‘managing the guts’ of our business, we achieved record productivity and improved annual gross profit margins to the highest levels since 2006. These actions, together with aggressively managing working capital, allowed us to make the $100 million voluntary contribution to fund our pension plan, without which operating cash flow would have been near a record.”
“Our strategy to shift the mix of business toward faster growing and less volatile consumer-related markets and reduce the cyclical effects of our more mature industrial businesses continued to show positive results during 2009. The Consumer Packaging segment achieved a 30 percent improvement in operating profit, and new product sales, the majority coming from new consumer packaging, grew to a record $179 million,” said DeLoach. “We enter 2010 with a much leaner cost structure, one of the strongest balance sheets in our history and a proven cash-generating business strategy that will allow us to grow our businesses while providing competitive returns to shareholders.”
First Quarter and Full-Year 2010 Outlook
Sonoco expects first quarter 2010 base earnings to be in the range of $.40 to $.45 per diluted share. Base earnings in the first quarter of 2009 were $.29 per diluted share. For the full-year 2010, base earnings are currently projected to be between $2.00 to $2.15 per diluted share, an increase over the guidance given on December 4, 2009, of $1.95 to $2.05 per diluted share. The increase is due to an additional reduction in projected pension expenses and slightly stronger business conditions than when the original guidance was issued, partially offset by an expected negative price/cost relationship in the industrial businesses associated with rising OCC prices in advance of selling price increases.
The Company’s earnings guidance for the 2010 first quarter and full year projects lower pension expenses as a result of higher asset levels, from both strong investment performance and the voluntary $100 million contribution. In addition, earnings guidance assumes sales demand will remain near the levels experienced during the second half of 2009, adjusted for seasonality, and that ongoing cost-reduction efforts will be successful. The Company’s 2010 earnings guidance reflects an expected effective tax rate of approximately 31 percent. Although the Company believes the assumptions reflected in the range of guidance are reasonable, it cautions the reader that the outlook, given the global economic environment, remains uncertain.
Segment Review
Segment operating results do not include restructuring and asset impairment charges, interest income and expense, or income taxes. These items are reported under Corporate.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
Fourth quarter 2009 sales for the segment were $421 million, compared with $389 million in the same period in 2008. Segment operating profit was a record $48.8 million in the fourth quarter of 2009, compared with $32.9 million in the same period in 2008.
Sales grew 8 percent during the fourth quarter due to improved volumes for rigid plastic containers and composite cans and the favorable impact of foreign currency translation. In addition, higher selling prices were implemented to offset higher manufacturing and raw materials costs. Operating profit benefited from productivity improvements, a favorable price/cost relationship and improved volume, partially offset by higher pension costs.
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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 4
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugated medium, recovered paper and other recycled materials.
Fourth quarter 2009 sales for the segment were $381 million, compared with $347 million in the same period in 2008. Operating profit for this segment was $23.8 million, compared with $29.2 million in 2008.
The 10 percent increase in segment sales was due to an improvement in volume of international industrial converted products and North American paperboard along with the favorable impact of foreign currency translation. During the fourth quarter of 2008, OCC prices fell significantly immediately after contractual sales price resets, creating a favorable price/cost relationship. This sequence of events was not repeated during the fourth quarter of 2009, causing an unfavorable comparison. This, along with higher pension costs, more than offset the impact of higher volume and productivity improvements, causing a reduction in operating profits.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Fourth quarter 2009 sales for this segment were $125 million, compared with $116 million in the same period in 2008. Segment operating profit was $4.0 million, compared with $4.9 million in 2008.
The 8 percent improvement in sales in this segment was primarily a result of improved volume in the Company’s point-of-purchase display and fulfillment business. However, operating profit declined as higher pension costs and an unfavorable shift in the mix of business were only partially offset by the improved volumes.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Fourth quarter 2009 sales in All Other Sonoco were $75 million, compared with $81 million reported in the same period in 2008. Operating profit for the quarter was $8.4 million in 2009, compared with $8.8 million in 2008.
Sales in All Other Sonoco declined during the quarter due to lower volumes and prices in wire and cable reels and molded plastics. Operating profit in All Other Sonoco declined modestly as lower volume and higher pension costs more than offset productivity improvements and a favorable price/cost relationship.
Corporate
Net interest expense for the fourth quarter of 2009 declined to $9.5 million, compared with $11.2 million during the same period in 2008. The effective tax rate for the fourth quarter of 2009 was 36.0 percent compared with 19.2 percent for the same period in 2008. The 2008 fourth quarter effective rate was lower due to reductions in uncertain tax liabilities from statute expirations. The fourth quarter of 2009 tax rate includes the effect of a $5.3 million charge related to a change in Mexican tax law. This change had retrospective effect back to 1999, and eliminated the benefits of filing consolidated returns in those periods. The effective tax rate on base earnings for the fourth quarter was 28.7 percent in 2009, compared with 28.6 percent in 2008. For the year, the effective tax rate was 31.2 percent, compared with 27 percent in 2008, while effective tax rate on base earnings was 29.0 percent in 2009, compared with 29.4 percent in 2008.
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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 5
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, February 10, 2010, at 2 p.m. Eastern time, to review its 2009 fourth quarter and full-year financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 5 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 12424873. The archived telephone call will be available through February 17, 2010. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $3.6 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;
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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 6
•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net sales	$1,001,911	$934,572	$3,597,331	$4,122,385
Cost of sales	808,068	776,361	2,931,285	3,398,355

Gross profit	193,843	158,211	666,046	724,030
Selling, general and administrative expenses	108,836	82,357	386,459	374,396
Restructuring/Asset impairment charges	9,047	22,223	26,801	100,061

Income before interest and income taxes	$75,960	$53,631	$252,786	$249,573
Interest expense	9,825	12,638	40,992	53,401
Interest income	(363)	(1,395)	(2,427)	(6,204)

Income before income taxes and equity earnings of affiliates	66,498	42,388	214,221	202,376
Provision for income taxes	23,906	8,126	66,818	54,797

Income before equity in earnings of affiliates	42,592	34,262	147,403	147,579
Equity in earnings of affiliates, net of tax	4,451	1,990	7,742	9,679

Net income	47,043	36,252	155,145	157,258
Net (income)/loss attributable to noncontrolling interests	36	(240)	(3,663)	7,350

Net income attributable to Sonoco	$47,079	$36,012	$151,482	$164,608

Weighted average shares outstanding — diluted	101,476	100,758	101,029	100,986

Diluted earnings per share	$0.46	$0.36	$1.50	$1.63

Dividends per common share	$0.27	$0.27	$1.08	$1.07

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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 7
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net sales
Consumer Packaging	$420,710	$389,426	$1,550,601	$1,586,462
Tubes and Cores/Paper	381,043	347,346	1,339,134	1,674,636
Packaging Services	125,242	116,400	426,538	501,366
All Other Sonoco	74,916	81,400	281,058	359,921

Consolidated	$1,001,911	$934,572	$3,597,331	$4,122,385

Income before income taxes:
Consumer Packaging — Operating Profit	$48,768	$32,927	$169,932	$130,944
Tubes and Cores/Paper — Operating Profit	23,815	29,239	72,248	145,840
Packaging Services — Operating Profit	4,012	4,878	11,008	28,471
All Other Sonoco — Operating Profit	8,412	8,810	26,399	44,379
Restructuring/Asset impairment charges	(9,047)	(22,223)	(26,801)	(100,061)
Interest, net	(9,462)	(11,243)	(38,565)	(47,197)

Consolidated	$66,498	$42,388	$214,221	$202,376

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net income	$47,043	$36,252	$155,145	$157,258
Asset impairment charges	2,013	12,525	12,197	71,646
Depreciation, depletion and amortization	45,483	44,372	173,587	183,034
Fox River environmental reserves/insurance receivable	(1,747)	(1,150)	(6,997)	38,415
Pension and postretirement plan expense/contributions	(86,981)	421	(40,815)	10,264
Changes in components of working capital	26,788	42,740	35,873	1,030
Other operating activity	549	(65,966)	61,998	(82,253)

Net cash provided by operating activities	33,148	69,194	390,988	379,394

Purchase of property, plant and equipment	(21,343)	(31,594)	(104,150)	(123,114)
Cost of acquisitions, exclusive of cash	(5,004)	—	(5,504)	(5,535)
Debt (repayments) proceeds, net	(11,978)	(89,148)	(116,153)	(153,013)
Cash dividends	(27,011)	(26,932)	(107,887)	(106,558)
Other, including effects of exchange rates on cash	23,315	32,659	26,296	39,723

Net (decrease) increase in cash and cash equivalents	(8,873)	(45,821)	83,590	30,897
Cash and cash equivalents at beginning of period	194,118	147,476	101,655	70,758

Cash and cash equivalents at end of period	$185,245	$101,655	$185,245	$101,655

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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 8
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$185,245	$101,655
Trade accounts receivable, net of allowances	428,293	392,171
Other receivables	35,469	46,827
Inventories	288,528	314,169
Prepaid expenses and deferred income taxes	59,038	75,168

	996,573	929,990
Property, plant and equipment, net	926,829	973,442
Goodwill	813,530	782,983
Other intangible assets, net	115,044	120,540
Other assets	210,604	279,511

	$3,062,580	$3,086,466

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$675,315	$653,274
Notes payable and current portion of long-term debt	118,053	32,978
Accrued taxes	12,271	11,944

	$805,639	$698,196
Long-term debt, net of current portion	462,743	656,847
Pension and other postretirement benefits	321,355	455,197
Deferred income taxes and other	92,213	101,708
Total equity	1,380,630	1,174,518

	$3,062,580	$3,086,466

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.
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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 9
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)
Three Months Ended December 31, 2009

		Non-GAAP Adjustments(1)
			Mexico Tax
	GAAP	Restructuring	Adjustment	Base
Income before interest and income taxes	$76.0	$9.0	$—	$85.0
Interest expense, net	9.5	—	—	9.5

Income before income taxes and equity earnings of affiliates	66.5	9.0	—	75.6
Provision for income taxes	23.9	3.1	(5.3)	21.7

Income before equity in earnings of affiliates	42.6	5.9	5.3	53.9
Equity in earnings of affiliates, net of taxes	4.5	0.5	—	5.0

Net income	47.0	6.4	5.3	58.9
Net (income)/loss attributable to noncontrolling interests	0.0	—	—	0.0

Net income attributable to Sonoco	$47.1	$6.4	$5.3	$58.9

Per share	$0.46	$0.07	$0.05	$0.58

Three Months Ended December 31, 2008

	GAAP	Restructuring	Base
Income before interest and income taxes	$53.6	$22.2	$75.8
Interest expense, net	11.2	—	11.2

Income before income taxes and equity earnings of affiliates	42.4	22.2	64.6
Provision for income taxes	8.1	10.4	18.5

Income before equity in earnings of affiliates	34.3	11.8	46.1
Equity in earnings of affiliates, net of taxes	2.0	—	2.0

Net income	36.3	11.8	48.1
Net (income)/loss attributable to noncontrolling interests	(0.2)	1.3	1.1

Net income attributable to Sonoco	$36.0	$13.1	$49.1

Per share	$0.36	$0.13	$0.49

Twelve Months Ended December 31, 2009

			Mexico Tax
	GAAP	Restructuring	Adjustment	Base
Income before interest and income taxes	$252.8	$26.8	$—	$279.6
Interest expense, net	38.6	—	—	38.6

Income before income taxes and equity earnings of affiliates	214.2	26.8	—	241.1
Provision for income taxes	66.8	8.5	(5.3)	70.0

Income before equity in earnings of affiliates	147.4	18.3	5.3	171.1
Equity in earnings of affiliates, net of taxes	7.7	0.9	—	8.6

Net income	155.1	19.2	5.3	179.7
Net (income)/loss attributable to noncontrolling interests	(3.7)	3.8	—	0.1

Net income attributable to Sonoco	$151.5	$23.0	$5.3	$179.8

Per share	$1.50	$0.23	$0.05	$1.78

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Sonoco reports 2009 Fourth Quarter, Full-Year Financial Results — page 10
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)
Twelve Months Ended December 31, 2008

		Non-GAAP Adjustments(1)
			Financial Asset
	GAAP	Restructuring	Impairment	Base
Income before interest and income taxes	$249.6	$57.4	$42.7	$349.7
Interest expense, net	47.2	—	—	47.2

Income before income taxes and equity earnings of affiliates	202.4	57.4	42.7	302.5
Provision for income taxes	54.8	22.5	11.7	89.0

Income before equity in earnings of affiliates	147.6	34.9	31.0	213.5
Equity in earnings of affiliates, net of taxes	9.7	—	—	9.7

Net income	157.3	34.9	31.0	223.2
Net (income)/loss attributable to noncontrolling interests	7.4	(4.1)	—	3.3

Net income attributable to Sonoco	$164.6	$30.8	$31.0	$226.4

Per share	$1.63	$0.30	$0.31	$2.24

[1]	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
The Mexico tax adjustment relates to a tax law change which eliminated the Company’s ability to consolidate for income tax purposes with retroactive effect.
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